BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

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| **1. Entity information:** | Name of entity: New You, Inc.<br>Entity or Nevada Business Identification Number (NVID): E0891732005-3 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Series A Preferred Stock |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | [ ] Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued. |
| | [ ] Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>See attached |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X [signature] Signature of Officer    Date: 5-5-21 05/05/2021 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

______________________________________

CERTIFICATE OF DESIGNATION

OF

New You, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES A PREFERRED STOCK

On behalf of New You, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the one hundred million (100,000,000) shares of preferred stock, par value $0.00001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of four million five hundred thousand (4,500,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1.                Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be four million five hundred thousand (4,500,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.00001 per share (the “Common Stock”) and any other classes of capital stock of the Company.

2.                Dividends. The holders of shares of Series A Preferred Stock (each a Holder”) have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3.                Liquidation Preference.

a.                 In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series A Preferred Stock shall be treated as if all shares of Series A Preferred Stock had been converted to Common Stock immediately prior to the distribution.

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b.                A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4.                Conversion of Series A Preferred Stock. All shares of Series A Preferred Stock shall be convertible to Common Stock as follows:

a.               Optional Conversion Right. Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one hundred (100) shares of Common Stock) for every one (1) share of Series A Preferred Stock held, subject to adjustment as set forth herein (the “Conversion Rate”).

b.                  Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall send a written notice of conversion to the Company at its principal executive offices setting forth therein the number of shares being converted, the number of shares of Common Stock issuable upon such conversion and the delivery instructions (for purposes of this Designation, the “Optional Conversion Date”). Within two business days after the Optional Conversion Date, the Company shall issue and deliver to such Holder, or its nominee, in book entry or at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. No stock certificate shall be required to be surrendered unless the Holder have converted all shares of Series A Preferred Stock.

c.                 No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Company upon conversion of Series A Preferred Stock by such Holder.

d.               Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. If the Company, at any time while shares of Series A Preferred Stock are issued and outstanding, subdivides (by any forward stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately increased. If the Company, at any time while shares of Series A Preferred Stock are issued and outstanding, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately reduced. Any adjustment pursuant to this Section 4(d) shall become effective immediately after the effective date of such subdivision or combination.

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e.                Adjustment of Conversion Rate Upon Subsequent Dilutive Acquisition. If, at any time prior to April 30, 2022, the Company shall acquire any other entity, asset or group of assets, or business in a transaction or series of transactions resulting in the issuance of shares of common stock of the Company or other securities of the Company convertible, exercisable, or exchangeable for shares of common stock of the Company (any such acquisition shall be referred to as a “Subsequent Dilutive Acquisition”), then the Conversion Rate in effect immediately prior to such Subsequent Dilutive Acquisition shall be automatically reduced such that the new number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock shall be calculated as follows:

(I – C) / A

Where,

I = the total number of shares of common stock of the Company issuable upon conversion of all authorized shares of Series A Preferred Stock immediately prior such Subsequent Dilutive Acquisition;

C = the number of shares of common stock of the Company issued, and/or the number of shares of common stock issuable upon conversion, exercise, or exchange of other securities issued, in connection with the Subsequent Dilutive Acquisition; and

A = the total number of authorized shares of Series A Preferred Stock.

Any adjustment pursuant to this Section 4(e) shall become effective immediately upon the effective date of such Subsequent Dilutive Acquisition.

f.                 Reservation of Stock. The Company shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.              Voting. The holders of Series A Preferred Stock shall have the right to vote as-if-converted to Common Stock all matters submitted to a vote of holders of the Company’s Common Stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of Common Stock of the Company as a single class on all actions to be taken by the Common Stockholders of the Company except to the extent that voting as a separate class or series is required by law.

6.                Persons Eligible for Original Issuance. Shares of Series A Preferred Stock may only be originally issued by the Company: (a) pursuant to the terms of the Exchange Agreement by and between the Company, ST Brands, Inc., and the shareholders of ST Brands, Inc. dated May 3, 2021 (the “Exchange Agreement”); and (b) to persons who were shareholders of ST Brands, Inc. immediately prior to the Initial Closing of the Exchange Agreement, as defined therein.

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7.                Amendment. Any amendment to this Certificate of Designation shall not be adopted by the Company without the affirmative written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then issued and outstanding.

8.            Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of the holders of the outstanding shares of Series A Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series A Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series A Preferred Stock or otherwise.

9.             Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(Signature Page to follow)

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IN WITNESS WHEREOF the undersigned has signed this Designation this 5th day of May, 2021.

New You, Inc.

By:
/s/ Ray Grimm, Jr.
Name: Ray Grimm, Jr. Title: CEO

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